EXHIBIT (99)(a)

NEWS RELEASE

November 22, 2005
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES INCREASED CASH DIVIDEND AND RENEWAL OF STOCK REPURCHASE PLAN

The Board of Directors of Peoples Bancorp of North Carolina, Inc., Newton, NC (Nasdaq: PEBK) declared the Company’s cash dividend for the fourth quarter of 2005 at their most recent meeting. The cash dividend was increased to 11 cents per share, an increase of one cent per share over last quarter. The cash dividend will be paid on December 16, 2005 to shareholders of record December 2, 2005. Cash dividends will total $379,000 for the fourth quarter of 2005 and $1,415,000 for the fiscal year.

The Board also authorized the renewal of its stock repurchase program, whereby up to $2 million will be allocated to repurchase the Company’s common stock. At September 30, 2005, the Company had assets of $729 million and shareholders’ equity of $54 million.

Any purchases under the Company’s repurchase program may be made, from time-to-time, in the open market or in privately negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The repurchase program may be suspended at any time or from time-to-time without prior notice.

“The Board decision to repurchase stock reflects management’s continued confidence in our Company’s future prospects.” We believe this is an attractive opportunity to enhance shareholder value,” said Tony Wolfe, President and Chief Executive Officer.

Peoples Bancorp of North Carolina, Inc.             Page 2

    Peoples Bank, the wholly owned subsidiary of Peoples Bancorp of North Carolina, Inc. operates 15 traditional financial business centers in Catawba, Lincoln, and Alexander Counties, and two offices in Charlotte, NC designed to serve the Latino community in that area. The Company’s common stock is publicly traded over the counter and is quoted on the Nasdaq National Market under the symbol “PEBK.” Scott and Stringfellow, Inc., Ryan, Beck & Co., and Sterne Agee & Leach, Inc. are market makers for the Company’s shares.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements are based on information currently available to management and are subject to various risks and uncertainties, including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2004, under “General Description of Business” and otherwise in the Company’s reports and filings.

END